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                                  EXHIBIT 99.3

                       PRESS RELEASE, DATED MAY 20, 1998





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                                                 P.O. Box 1307
                                                 Hutchinson, Kansas  67504
                                                 Telephone: (316) 727-2700
REPUBLIC GROUP INCORPORATED                         Fax: (316) 727-2727
NEWS RELEASE
                                      Contact:   Janey Rife (316) 727-2711
                                                 Doyle Ramsey (316) 727-2709
FOR IMMEDIATE RELEASE                            www.republic-group.com
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              REPUBLIC TO BUILD NEW 100% RECYCLED PAPERBOARD MILL

         Hutchinson, Kan., May 20--Republic Group Incorporated (NYSE:RGC) and its wholly-owned subsidiary Republic Paperboard Company announced today that its Board of Directors has approved plans to build and operate a new, 100% recycled paperboard mill with an annual capacity exceeding 220,000 tons. The mill will supply premium quality, gypsum- grade paperboard to external customers, a significant portion of which will be sold under contract to James Hardie Gypsum, Inc., a major independent supplier of gypsum wallboard in the U.S. market. Additionally, the mill will supply the Company's own gypsum wallboard facility in Duke, Oklahoma, which is currently undergoing an expansion expected to be completed during the summer to double its effective capacity to 1.2 billion square feet annually. While the mill design has been optimized to make premium quality, gypsum-grade paperboard, the mill will also have the capability to produce a variety of other paperboard products. The mill will be located in Lawton, Oklahoma--an advantageous location for shipping to customers throughout North America. Construction will commence almost immediately with start-up expected for the end of 1999. Total construction costs are estimated to be approximately $150-$170 million. Republic intends to finance the project through debt financing.

         Phil Simpson, Chairman and President of Republic, stated, "We are pleased to announce this project to our shareholders and investors. This is an important milestone in the history of the Company. We already have a solid reputation as a premier producer of recycled paperboard including gypsum-grade paperboard. This venture will make Republic one of the largest producers of gypsum-grade paperboard in North America."

         Steve Gagnon, Executive Vice President of Republic, explained "The Company has been planning this project for over a year. The new mill will utilize state-of-the-art, proven technology not yet being fully utilized in the U.S. The paperboard to be produced at the new mill is expected to be 20%-30% lighter than now generally available. This should afford gypsum wallboard customers and end-users significant benefits in the years ahead."

         Fluor Daniel Inc. will provide the overall project management, engineering, procurement and construction services from their Greenville, South Carolina operations center. Fluor Daniel is a major international engineering and construction firm. Marathon Engineers/Architects/Planners, LLC will provide detailed engineering and design services from its Appleton, Wisconsin office. Marathon is a member of the Jaakko Poyry Group, an internationally recognized engineering and consulting company specializing in the forest products industries. Voith Sulzer Paper Technology North America Inc. will supply the recycled fiber plant and paperboard machine equipment. Voith Sulzer has manufacturing facilities in the United States and Europe.

         Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations and entail various risks and uncertainties. The forward-looking statements may not be realized due to a number of factors--including general economic and competitive conditions, foreign currency exchange rates, weather, market acceptance of products produced by the new mill, raw material availability and costs, facility fuel costs, labor shortages and costs, financing risks associated with this project, changing circumstances affecting the viability of this project and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

         Republic Group Incorporated and its wholly-owned operating subsidiaries--Republic Paperboard Company, Halltown Paperboard Company, Republic Recycling Company, and Republic Gypsum Company--are manufacturers of 100% recycled paperboard, recovered paper fiber and gypsum wallboard, servicing markets nationwide. Republic's common stock is traded on the New York Stock Exchange under the symbol "RGC".





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